800 Nicollet Mall Minneapolis, MN 55402	News Release

Contact:
Judith T. Murphy Investor Relations (612) 303-0783	Steve Dale Media Relations (612) 303-0784

U.S. BANCORP TO PARTICIPATE IN
U.S. TREASURY CAPITAL PURCHASE PROGRAM

MINNEAPOLIS (November 3, 2008) — U.S. Bancorp (NYSE: USB) announced today that it has received preliminary approval from the U.S. Treasury Department for the sale of $6.6 billion of preferred stock and related warrants to the U.S. Treasury under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.

Under the agreement, U.S. Bancorp will issue preferred stock to the U.S. Treasury at a rate of 5 percent per annum for five years. The rate will increase to 9 percent per annum thereafter if the preferred shares are not redeemed by the company. In addition to the preferred stock, the U.S. Treasury will receive 10-year warrants entitling the Treasury to purchase common stock of U.S. Bancorp with a value equal to 15 percent of the amount of the preferred stock issuance. The terms and conditions of the transaction will conform to those provided by the U.S. Treasury. Details of the terms, including certain restrictions on dividends and share repurchases, can be found on their website at http://treas.gov/initiatives/eesa.

“We fully support the efforts of the U.S. Treasury Department to stabilize the financial markets and increase the flow of credit to both consumers and businesses across the country. Over the past few weeks, we have been evaluating the U.S. Treasury’s Capital Purchase Program and the impact that the company’s participation in the program might have on our ability to serve our customers, support our communities and create long-term value for our shareholders,” said Richard K. Davis, chairman, president and CEO of U.S. Bancorp. “U.S. Bancorp is operating from a position of strength. During these uncertain times, the company has benefited from both a prudent approach to risk management and a diverse mix of businesses. Our capital position is solid. After careful consideration, we have concluded that the capital available through the Capital Purchase Program will augment our capacity to engage in increased lending activity and invest for future growth, and will enhance the company’s capability to assist in stimulating the United States economy.”

U.S. Bancorp’s Tier 1 capital ratio at September 30, 2008, was 8.5 percent, significantly above the well-capitalized regulatory requirement of 6 percent. Using risk-weighted assets as of September 30, 2008, the company’s Tier 1 capital ratio after the issuance of the $6.6 billion of preferred stock to the U.S. Treasury will be approximately 11.4 percent.

Minneapolis-based U.S. Bancorp (“USB”), with $247 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States as of September 30, 2008. The company operates 2,556 banking offices and 4,903 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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